Exhibit 99.1

Gryphon Gold Commences Drilling Program

September 28, 2011 - Gryphon Gold Corporation (GGN:TSX; GYPH:OTC.BB) is pleased to announce that it has commenced an exploration drill program on the Borealis Property. Gryphon Gold mobilized one reverse circulation drill on September 27th, 2011 to begin a 3600’ drill program.

The program will complete a series of holes that is designed to obtain additional mine planning data in the Borealis pit for reserves defined in the technical report dated April 25, 2011 the “NI 43-101 Pre-Feasibility Study Update of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA” (the “NI 43-101 technical report”) prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. Additionally this drill campaign will obtain mine planning data from the Deep Ore Flats deposit plus additional holes will be drilled to expand the known reserves of the Northeast Ridge deposit. Drilling will also be conducted over the North East Ridge Run of Mine Heap (the “NE Ridge ROM Heap”) which was a run-of-mine heap leach that is believed to contain minable gold and silver ounces based on past drilling that was conducted on wide spacing. NE Ridge ROM Heap is not presently included within the reserves defined by the NI 43-101 technical report.

Plans are currently in place to expand the program by an additional 4000’ to drill areas of inferred resources, and if successful, upgrade their category to Measured and Indicated and analyze them for inclusion into the mineable reserves.

For further information please contact:

John L. Key, CEO and President
1-775-883-1456 jkey@gryphongold.com

Lisanna M. Lewis, Vice President, Treasurer, Investor Relations
1-604-261-2229 llewis@gryphongold.com

ABOUT GRYPHON GOLD:

Gryphon Gold is a Nevada-focused gold exploration company. The Company’s principal property is its Borealis gold project located in the Walker Lane gold belt of western Nevada.

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to statements relating to the Company’s plans to complete a drilling program at Borealis; the schedule for drilling, the scope and the size of the drill program; assumptions related to the ability to obtain additional mine planning data, upgrade the category or resources, expand known reserves and verify gold grades; plans related to expand the drill program; assumptions related to gold grade and recoverability, and other statements relating to plans, estimates, objectives, and timing. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that additional financing for the development of the Borealis Oxide Heap Leach Project and exploration programs, may be required, and if so, may not be available on terms satisfactory to the Company if at all, risks associated with the start up of mining operations, and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Company’s annual report on Form 10-K, as filed with the SEC and Canadian securities regulatory authorities on June 30, 2011, and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.

Cautionary Note to U.S. Investors concerning estimates of Reserves and Resources: This press release and the Pre-Feasibility Study referred to in this press release use the term "Proven and Probable Reserves" and "Mineral Reserves". We advise U.S. investors that while these terms are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 (“NI 43-101") – Standards of Disclosure for Mineral Projects and the Canadian Institute of Mining, Metallurgy and Petroleum ("CIM") – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended, such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7. Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into SEC Industry Guide 7 reserves. This press release and the NI 43-101 Technical Report referred to in this press release also use the terms “Measured Resources”, “Indicated Resources”, “Measured & Indicated Resources” and “Inferred Resources.” We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. “Inferred Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or pre-feasibility study, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into Guide 7 reserves.